WESTERN WIND ENERGY CORP.

Consolidated Financial Statements

(Unaudited-Prepared by Management)

October 31, 2004

Index

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements
WESTERN WIND ENERGY CORP.

Consolidated Balance Sheets
(Unaudited - Prepared by Management)
		October 31	January 31
		2004	2004

ASSETS

Current
Cash and cash equivalents		$5,948	$274,873
Prepaid expenses and deposits		17,005	6,861
Refundable tax credits		46,042	17,900

		68,995	299,634

Investment deposit		172,020	172,020

Property and equipment (Note 3)		2,566,011	2,000,884

Intangible asset		375,000	375,000

Deferred charge		450,750	453,375

		$3,632,776	$3,300,913

LIABILITIES

Current
Accounts payable and accrued liabilities		$195,982	$85,810
Due to related party		33,849	19,952
Loan payable (Note 4)		135,000	-
Note payable to related party (Note 5)		58,558	66,595

		423,389	172,357

SHAREHOLDERS' EQUITY

Share capital (Note 6)		8,632,891	6,755,996

Share subscriptions received (receivable)		(333,333)	35,498

Contributed surplus		1,515,709	742,564

Deficit		(6,605,880)	(4,405,502)

		3,209,387	3,128,556

		$3,632,776	$3,300,913

Approved by the Directors:	"Jeffrey J. Ciachurski"	"Robert Bryce"
	Jeffrey Ciachurski	Robert Bryce
WESTERN WIND ENERGY CORP.

Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
	Period	Three	Three	Nine	Nine
	January 5, 1998	months	months	months	months
	(inception) to	ended	ended	ended	ended
	October 31	October 31	October 31	October 31	October 31
	2004	2004	2003	2004	2003

Revenue
Proceeds from sale of mineral claims	$72,530	$-	$-	$-	$-
Costs of mineral claims sold	(5,767)	-	-	-	-

	66,763	-	-	-	-

Expenses
Accounting	178,263	5,450	16,800	46,479	32,144
Amortization - deferred charge	8,506	251	875	5,881	1,750
Amortization - discount on promissory note	22,487	-	-	-	20,247
Amortization - equipment	37,675	9,598	4,004	18,083	9,732
Automobile	70,649	14,653	-	37,673	-
Corporate communications consulting	37,425	2,131	-	17,025	-
Due diligence	20,700	-	-	-	-
Financing fee	32,500	22,500	-	32,500	-
General exploration	3,950	-	-	-	-
Interest expense on promissory note	29,207	2,320	-	5,151	12,986
Legal	643,502	48,425	34,358	181,312	100,093
Listing and filing	87,555	6,925	1,151	19,964	11,140
Management fees	329,100	32,200	15,017	87,100	42,500
Office and miscellaneous	243,457	4,058	19,969	33,240	54,361
Project development (Note 8)	2,136,482	276,761	173,120	723,060	399,226
Promotion and entertainment	98,114	35,078	8,649	81,817	27,229
Rent	43,857	5,307	1,475	16,157	1,475
Secretarial and administration	126,660	7,535	14,200	25,662	30,250
Sponsorship fee	86,754	-	-	-	-
Stock based compensation	1,515,709	292,711	4,297	773,145	135,442
Telephone	57,828	6,039	1,727	24,532	8,457
Travel	319,139	29,484	25,021	72,294	66,149
Foreign exchange	4,294	-	-	-	-

Operating loss	(6,133,813)	(801,426)	(320,663)	(2,201,075)	(953,181)

Interest income	13,566	79	805	697	863
Loss on sale of marketable securities	(2,156)	-	-	-	-
Write off of mineral interests	(541,007)	-	-	-	-
Writedown of marketable securities	(15,000)	-	-	-	-
Debt forgiven	5,767	-	-	-	-

Loss for the period	(6,605,880)	(801,347)	(319,858)	(2,200,378)	(952,318)

Deficit, beginning of period	-	(5,804,533)	(3,434,453)	(4,405,502)	(2,801,993)

Deficit, end of period	$(6,605,880)	$(6,605,880)	$(3,754,311)	(6,605,880)	$(3,754,311)

Loss per share
- basic and diluted		$(0.06)	$(0.03)	$(0.16)	$(0.09)

Weighted average number of
common shares outstanding
- basic and diluted		14,072,619	10,826,775	13,717,197	10,517,577

WESTERN WIND ENERGY CORP.

Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
	Period	Three	Three	Nine	Nine
	January 5, 1998	months	months	months	months
	(inception) to	ended	ended	ended	ended
	October 31	October 31	October 31	October 31	October 31
	2004	2004	2003	2004	2003

Cash flows from (used in)
operating activities
Loss for the period	(6,605,880)	(801,347)	(319,858)	(2,200,378)	(952,318)
Adjustment for item not involving cash:
- amortization - deferred charge	6,714	251	875	5,881	1,750
- amortization - discount on promissory note	22,487	-	-	-	20,247
- amortization - equipment	39,467	9,598	4,004	18,083	9,732
- stock based compensation	1,515,709	292,711	4,297	773,145	135,442
- financing fee settled with issuance of shares	22,500	-	-	22,500	-
- loss on sale of marketable securities	2,156	-	-	-	-
- writedown of marketable securities	15,000	-	-	-	-
- write off of mineral interests	541,007	-	-	-	-
- debt forgiven	(5,767)	-	-	-	-
- legal expenses settled through the
issuance of shares	15,000	-	-	-	-
- others	-	-	-	-	-

	(4,431,607)	(498,787)	(310,682)	(1,380,769)	(785,147)

Change in non-cash working capital items:
- refundable tax credits	(46,042)	(13,356)	9,340	(28,142)	11,280
- prepaid expenses and deposits	(17,005)	(482)	(51,505)	(10,144)	(51,505)
- accounts payable and
accrued liabilities	195,979	89,824	(43,831)	110,172	(52,838)
- due to a director	5,767	-	-		-

	(4,292,908)	(422,801)	(396,678)	(1,308,883)	(878,210)

Cash flows from (used in) investing activities
Purchase of property and equipment	(2,606,942)	(1,619)	(151,762)	(586,466)	(387,851)
Acquisition of mineral interests	(191,072)	-	-	-	-
Deferred exploration costs	(349,932)	-	-	-	-
Purchase of marketable securities	(43,500)	-	-	-	-
Investment deposit	(170,020)	-	(62,010)	-	(172,020)
Proceeds from sales of marketable securities	26,344	-	-	-	-
Increase in deferred charges	(351,000)	-	-	-	-

	(3,686,122)	(1,619)	(213,772)	(586,466)	(559,871)

Cash flows from (used in) financing activities
Proceeds from share issuance and subscription	7,759,571	305,355	897,475	1,485,564	1,863,020
Due to related party	33,849	17,585	13,677	13,897	(30,013)
Loan payable	135,000	-	-	135,000	-
Notes payable	56,558	(3,833)	(4,605)	(8,037)	(80,676)

	7,984,978	319,107	906,547	1,626,424	1,752,331

Increase (decrease) in cash and cash equivalents	5,948	(105,313)	296,097	(268,925)	314,250
Cash and cash equivalents, beginning of period	-	111,261	19,832	274,873	1,679
Cash and cash equivalents, end of period	$5,948	$5,948	$315,929	$5,948	$315,929
Supplemental disclosure of cash flows information
Interest paid		$2,320	-	5,151	12,986
Income taxes paid		$-	-	-	-
  Basis of Presentation

  These interim financial statements have been prepared using the same accounting policies and methods of their application as the most recent annual financial statements of the Company. These interim financial statements do not include all disclosures normally provided in the annual financial statements and should be read in conjunction with the Company's audited financial statements for the year ended January 31, 2004. In management's opinion, all adjustments necessary for fair presentation have been included in these interim financial statements. Interim results are not necessary indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

  Share Subscriptions Receivable

  Share subscription receivable balance of $333,333 represents the amount receivable from share issuance during the period.

  Plant and Equipment
	Nine months ended October 31 2004	Fiscal year ended January 31 2004
Land - Arizona Project	$348,738	$294,937
Land - California Project	2,012,945	1,606,936
Equipment, net of amortization	204,328	99,011
Balance	$2,566,011	$2,000,884

  Loan Payable

  The loan which was due on October 28, 2004 was extended to due on February 28, 2005 or such later date upon which is agreed upon and bears interest at 10% per annum, compounded annually. During the period ended October 31, 2004, the Company paid a bonus fee, comprising an additional 15,000 Units and an administration fee of $10,000 to the lender in connection with the loan. The 15,000 Units were issued at a price of $1.50 per Unit, where each Unit comprises one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share for a period of two years from the date of issuance at a price of $1.80 per share for the first year and $2.10 per share thereafter.

  Note Payable

  Note payable represents the amount due to a director of the Company who obtained two bank loans from a financial institution to assist the Company in the acquisition of land in 2003. The note payable is secured by the property of the Company, bears interest at 10% per annum and due on demand. During the period ended October 31, 2004, the Company incurred interest expense of $5,151.

  Share Capital
          Authorized: 100,000,000 common shares without par value.
          Issued:
	Shares	Amount
Balance, January 31, 2004	12,141,491	$6,755,996
Exercise of warrants ranging from $0.50 to $1.30 per share	1,707,533	1,335,770
Exercise of stock options ranging from $0.20 to $0.35 per share	207,500	64,375
Issuance of shares in connection with the loan (see note 4)	15,000	22,500
Private placement at $3.00 per share, net of share issuance costs of $6,000	21,000	57,000
Private placement at $1.50 per share, net of share issuance costs of $76,000	315,500	397,250
Balance, October 31, 2004	14,408,024	$8,632,891

          The Company applied the residual approach and allocated the total proceeds from the private placements of $454,250 to the common shares, less issuance costs, and $nil to the attached warrants.

          950,000 shares are held in escrow, the release of which is subject to the direction of the regulatory authorities having jurisdiction.

          6. Share Capital (continued)

          Share purchase warrants outstanding as at October 31, 2004:
Number of Warrants	Exercise Price	Expiry Date
356,900	$1.60	May 5, 2005
579,500	$1.60	September 15, 2005
40,000	$1.60	October 6, 2005
165,000	$1.50	December 23, 2004
215,333	$3.50 (1st year)	January 28, 2005
	$4.00 (2nd year)	January 28, 2006
21,000	$3.50 (1st year)	February 4, 2005
	$4.00 (2nd year)	February 4, 2006
15,000	$1.80 (1st year)	August 16, 2005
	$2.10 (2nd year)	August 16, 2006
315,500	$1.80 (1st year)	September 3, 2005
	$2.10 (2nd year)	September 3, 2006
1,708,233

  Each warrant entitles the holder to acquire one common share of the Company.

  Stock Options

The Company has adopted a stock option plan (the "Plan") and allotted and reserved up to an aggregate of 2,763,605 common shares to be issued upon exercise of options to be granted pursuant to the Plan. The Company applied the fair value method to account for stock options granted to employees and directors on and after February 1, 2003. During the period, the Company recorded $773,145 stock based compensation expenses on options vested in the period.

A summary of stock option information for the period ended October 31, 2004 is as follows:
	Shares	Weighted Average Exercise Price
Options outstanding at January 31, 2004	1,812,500	$ 1.43
Granted	350,000	$ 1.45
Exercised	(207,500)	$ 0.31
Options outstanding at October 31, 2004	1,955,000	$ 1.43
  Stock Options (continued)
Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yrs.)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $1.00	355,000	2.57	$ 0.71	355,000	$ 0.71
$1.01 - $2.00	950,000	3.28	$ 1.28	637,500	$ 1.18
$2.01 - $3.00	650,000	4.00	$ 2.41	325,000	$ 1.11
	1,955,000	3.39	$ 1.55	1,317,500	$ 1.04

  The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-interest rate of 4.00%, dividend yield 0%, volatility of 79% and expected lives of approximately 5 years. A summary of weighted average fair value of stock options granted during the period ended October 31, 2004 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price is below market price at grant date:	$ 1.45	$ 0.89

  Project Development Expenses
	Cumulative
	May 1, 2001	Three months ended		Nine months ended
	to October 31	October 31		October 31
	2004	2004	2003	2004	2003

Automotive	$ 76,235	$ 5,240	$ 2,010	$ 14,704	$ 6,711
Consulting and related expenses	800,033	120,683	43,437	303,567	124,037
Equipment lease	3,373	827	-	3,373	-
Evaluation reports	46,133	-	-	-	-
Feasibility and technical services	376,824	100,963	55,105	174,199	101,892
Project management	428,712	21,486	43,200	86,335	113,433
Public relation and administration	243,342	1,892	29,368	80,339	53,153
Travel	161,830	25,670	-	60,543	-
	$2,136,482	$276,761	$ 173,120	$ 723,060	$ 399,226

  Project Development Expenses (continued)

  Project development expenses are allocated to individual projects as follows:

	Cumulative May 1, 2001 to October 31 2004	Three months ended		Nine months ended
		October 31		October 31
		2004	2003	2004	2003

Arizona Project	$ 957,498	$ 148,481	$ 43,280	$428,113	$ 99,807
California Project	771,721	40,366	86,560	82,275	199,613
New Brunswick Project	407,263	87,914	43,280	212,672	99,806
	$2,136,482	$276,761	$173,120	$723,060	$399,226

  The Company commenced its wind energy projects on May 1, 2001. Prior to May 1, 2001, the Company was in the mineral exploration business.

  Related Party Transactions

  During the period, the following expenses were accrued/paid to directors and parties related to the directors of the Company:

	Nine Months ended October 31, 2004	Nine Months ended October 31, 2003

Management fees	$ 87,100	$22,500
Project development	140,971	115,050
Secretarial and administrative	22,500	29,200
	$250,571	$166,750

  Other related party transactions are disclosed elsewhere in these consolidated Financial Statements.

  Commitments
    The Company is committed to a land lease agreement with a lessor for a term of 50 years commencing from September 1, 2002 to August 31, 2052. The Company is required to pay the lessor as follows:

(i) For the 14 years after commencement of the "operation of the wind farm" on the permanent site

    1.4% of actual annual gross sale revenue from energy production on the permanent site; and
    minimum advance payment of US$225,000 to be deducted from future production.

(ii) After the 14 years and until the termination of the lease
    2% of the actual annual gross sale revenue from energy production on the permanent sites; and

additional annual rent equal to 10% of the amount due under 2% of actual annual gross sale, payable to a charity to be designated by the lessor, but in no event shall the additional rent exceed $50,000 per year.
    The Company is committed to a land lease agreement with a lessor for a term of 30 years commencing December 10, 2002 and ending December 10, 2032. The Company is required to commence construction of permanent wind energy conversion facilities by June 1, 2005 otherwise this agreement shall terminate effective June 1, 2005. The agreement required the Company to pay the lessor annual rent equal to:
    1.55% of the actual annual sale revenue for the first 3 years after commencement of the "operation of the wind farm" on the permanent sites;
    1.9% of the actual annual sales revenue for the 4th year to 7th year;
    2.2% of the actual annual sales revenue for the 8th year to 11th year;
    2.5% of the actual annual sales revenue for the 12th year to the end of lease term; and
    If any additional revenue from the sale of CO2 emission reduction credit, the Company shall pay to the rate sets out above.

10. Commitments (continued)

    On April 10, 2003, the Company's wholly own subsidiary, Verde Resources Corporation ("VRC"), entered into a Windfarm Easement Agreement ("Agreement") covering approximately 8,300 acres of land in Arizona with REMO LLC, an Arizona limited liability company. The terms of the lease is not to exceed thirty (30) years commencing upon the date of the Agreement. Pursuant to the Agreement, the Company agreed to issue to REMO 100,000 common shares (issued). The Agreement also provides that VRC will pay REMO a royalty of 3.5% of gross operating proceeds from net energy sales with a minimum annual royalty payable of US$580,000, commencing no later than March 21, 2005. During the period ended October 31, 2004, the Company has decided to terminate the lease effective March 21, 2005.
    A former director of the Company's wholly owned subsidiary, Eastern Wind Power Inc. ("EWP") has commenced an action against the Company claiming rights to 50,000 stock options. The management of the Company assessed the claim and concluded that it has no merit. The lawsuit is still pending and the outcome is indeterminable at this time.
    On May 3, 2004, the Company's wholly own subsidiary, Verde Resources Corporation ("VRC") entered into a Master Power Purchase and Sale Agreement ("Master Agreement") with Arizona Public Service Company ("APS"), a company organized under the laws of the State of Arizona. Pursuant to the Master Agreement, APS will purchase from VRC 15 megawatts of wind energy electrical generation.
    On September 29, 2004, the Company's wholly owned subsidiary, EWP entered into a formal and binding 20-year power purchase agreement with New Brunswick Power where the Company is to produce and sell through EWP the available output of 20 Megawatts (MW) of wind power from its new wind farm to be located near Dark Harbour, Grand Manan, New Brunswick. The Company will own, operation and maintain the wind farm.

11.    Subsequent events

    On November 15, 2004, Clean Power Income Fund ("Clean Power"), a North American renewable power income fund, and the Company executed a joint venture agreement to develop, construct, finance and operate a 20 MW wind power generating facility in Grand Manan, New Brunswick (see Note 10(f)).
    On December 14, 2004, the Company closed the private placement for 116,661 Units at a price of $1.50 per unit, where one is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share over a two year period at a price of $1.80 per share until December 13, 2005 and at a price of $2.10 per share thereafter until December 13, 2006. The hold periods for the units and the underlying securities expires on April 14, 2005.

    12.    Non-cash transactions

During the period ended, 15,000 shares were issued in connection with a loan (see note 4).